Exhibit 5

William J. Evers Vice President, Corporate Counsel

213 Washington Street, 15th Floor Newark, NJ 07102-3777 Tel 973-802-3716 william.evers@prudential.com

August 27, 2014

Prudential Annuities Life Assurance Corporation

One Corporate Drive

Shelton, Connecticut 06484

RE:	The Prudential Annuities Life Assurance Corporation (“Registrant”)

Registration Statement on Form S-3

File No. 333-

Dear Sir/Madam:

In my capacity as Vice President and Corporate Counsel of The Prudential Annuities Life Assurance Corporation, I have reviewed the establishment of the Prudential Annuities Life Assurance Corporation Separate Account D (the “Account”), by the Board of Directors of Prudential Annuities Life Assurance Corporation (“PALAC”) as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts, pursuant to the provisions of Section 20-2601 et seq. of the Arizona Insurance Code. I was responsible for the oversight of the preparation and review of certain Registration Statements on Form S-3 filed by PALAC in 2014 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued with respect to the Account.

I am of the following opinion: (1) PALAC was duly organized under the laws of Arizona and is a validly existing corporation, (2) The Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of Arizona law, and (3) The market value adjustment annuity contracts are legal and binding obligations of PALAC in accordance with their terms. In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ William J. Evers
William J. Evers